ASSET PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is made and entered into on this 15th day of July, 2010 by and between Valiant Healthcare, Inc., a Delaware company (hereinafter referred to as the “SELLER”) and Willing Holding, Inc., a Florida corporation, or its nominee (hereinafter referred to as “BUYER” or the “Company”).

RECITALS:
1.  SELLER is engaged in the business of selling franchises through its division and under the trade name Accessible Home Health Care that provide all of the home health care needs of its patients (the “Business”).

2.  BUYER is a publicly traded company trading under the symbol of “WHDX” and is a provider of search engine optimization (SEO), Internet marketing, telemarketing that includes a call center with auto-dialing technology.

3.   BUYER wishes to purchase substantially all of the assets which are used by SELLER to conduct the Business for the purchase price set forth herein and upon and subject to the terms and conditions hereinafter set forth.  BUYER shall assume any and all liabilities of any kind including but not limited to trade obligations, notes, interest bearing debt, bank drafts, tax obligations, employee benefit plans or other liabilities of the SELLER , except as otherwise may be expressly set forth in this Agreement.

WITNESSETH:
NOW THEREFORE IN CONSIDERATION of their mutual promises and agreements and the covenants and representations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1 - PURCHASE AND SALE.
1.1           Purchased Assets.  At the Closing hereunder as defined in Article 2.1 hereof, SELLER will, validly and effectively, grant, sell, convey and assign to BUYER, upon and subject to the terms and conditions of this Agreement, all right, title and interest in and to all the assets, properties and rights, tangible and intangible, which are used in, are necessary for, or otherwise constitute the Business (“Purchased Assets”), other than Excluded Assets identified in Section 1.8 hereof, free and clear of all liens, pledges, security interests, charges, claims, restrictions and other encumbrances or defects of title of any nature whatsoever.  The Purchased Assets shall include, but not be limited to, those assets in the categories set forth below:

(a)	All office furnishings, display racks, shelves, decorations, equipment, telephone and telecopy numbers, fixtures and supplies used in the Business;
(b)	All leaseholds, leasehold improvements, fixtures, and other appurtenances in the leased premises at 210 N. University Drive, Suite 806, Coral Springs, Florida 33071 (the “Premises”).
(c)	All inventory located at the Premises or in transit to the Premises, if any.
(d)	All customer files, all lists of customers, suppliers and vendors, all rights and claims under customer contracts, orders, service agreements, purchase orders, and other similar commitments, if any;
(e)
Any and all documents and records relating to the Purchased Assets or the operations or products of the Business (including historical costing and pricing data), and employment and personnel records for any employees of the Business who are retained by the Purchaser;

(f)
Rights under contracts, licenses, instruments or other agreements relating to the Business, if any, including, without limitation, those certain franchise agreements with all of the franchisees of Seller and listed on Schedule 1.2 attached hereto and incorporated by reference herein (collectively, the “Franchise Agreements”), and the employment agreements with Steven Turner, John Rowsell, Gregory Greenland and Angela Rodriguez (the “Employment Agreements”);

(g)	All information systems, programs, software, websites, URLs domain names and documentation thereof which are used or intended to be used in the conduct of the Business;
(h)	All permits, licenses, franchises, product registrations, filings, authorizations, approvals, and indicia of authority, if any, that are transferable to conduct the operations of the Business;
(i)	All other assets, properties, rights, and claims related to the operation of the Business which arise in or from the conduct thereof;
(j)
Accounts Receivable existing as of the Closing Date, including, but not limited to, amounts due and valid claims against students of the Business for goods or services delivered or rendered or goods to be delivered or rendered in the ordinary course of business;

(k)	Cash, cash equivalents and marketable securities; and
(l)	Contracts of insurance for employee group medical, dental and life insurance plans, if any.

1.2	Purchase Price and Debt Repayment.

(a)
In full consideration for the purchase of the Purchased  Assets, BUYER shall at the Closing pay to SELLER the purchase price (“Purchase Price”) consisting of 25,500,000 restricted shares of the BUYER’s Class A Common Stock, par value $.0001 (which total shall include the 250,000 shares provided in the next sentence), which amount shall constitute approximately 90% of the total outstanding capital stock of Buyer after the Closing. In addition, at the Closing on a fully diluted basis, BUYER shall cause a shareholder of  WHDX to assign their 250,000 shares of Class A Common Stock (which stock must be considered to be freely tradable and without restrictive legend as of the Closing Date) to an entity or individual designated by SELLER.

(b)
SELLER, by virtue of becoming the majority shareholder of BUYER after the Closing of this transaction, agrees to make the payments of the outstanding costs and fees listed on Exhibit A hereto and made a part of this Agreement. More particularly, SELLER agrees to issue a promissory note, security agreement and other ancillary documents, on the Closing Date in the form as provided on Exhibit B hereto and made a part of this Agreement to the following individuals and in the amounts provided:

(i)	$54,000.00 to Thomas L. DiStefano III.
(ii)	$6,000.00 to Wendy Smith.
(iii)	$25,000.00 to Thomas L. DiStefano III as three separate Promissory Notes as follows.
a, $10,000.00 to Thomas L. DiStefano III
b. $10,000.00 to Thomas L. DiStefano III
c. $5,000.00 to Thomas L. DiStefano III
(collectively, (b) (i)-(iii) shall be referred to as the (“Note holders”).

(c)	SELLER affirms that the Bank of America VISA credit card in BUYER’s name and that of a former executive officer of BUYER will be assumed by the SELLER as part of the indebtedness after Closing.

(d)
At the Closing, if requested by SELLER, Thomas L. DiStefano and Wendy Smith shall convert the $194,000 of indebtedness owed to them to shares of BUYER’s Class A Common Stock.  The conversion price for this indebtedness shall be $0.50 per share if, and only if, (i)  the restrictive legend on any such shares to be issued on conversion is or can be removed from such shares immediately and (ii) warrants to purchase one (1) share for every two (2) dollars in debt shall be granted to such individual with an exercise price of $0.50 per share.  In the event that the restrictive legend on any shares to be issued on conversion cannot be removed, then the conversion price in this event shall be $1.00 per share and no warrants shall be issued.

1.3           Assumed Liabilities. Unless specified in Schedule 1.3, BUYER will assume all liabilities, obligations or commitments of SELLER, including without limitation any trade obligations, tax liabilities of any kind, employee related liabilities, environmental liabilities or bank debt, including all liabilities that relate to the Business or the Purchased Assets that result from or arise out of any event, occurrence, transaction, action or inaction occurring prior to the Closing, including without limitation liabilities under any “employee pension benefit plan” or “employee welfare benefit plan” as those terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974 as amended, any product liability, warranty or other claims arising out of or relating to any product manufactured, distributed or sold by SELLER at any time before Closing, any claims by any third party under any bulk sales law, and any claims relating to patent or trademark infringement, taxes, workers compensation, real estate  and any or all claims relating to environmental, health or safety matters whether arising under environmental laws or under any theory of common law and regardless of whether such claim is filed or arises after Closing to the extent that such claim related to actions or omissions that occurred prior to Closing.  Further, the parties agree that, unless and to the extent assumed by BUYER, it is their intention that neither party shall assume any liability of the other party by virtue of any theory of transferee or successor liability such as “de facto merger”, “continuity of enterprise”, the “product line exception” or other similar principles of law.

1.4           Employees.  Effective as of the Closing Date, except as stated in this Section 1.4 hereof, all employees of the Business as listed in Schedule 1.4 shall be offered employment with the BUYER (“Transferees”) and employees who accept such offer shall become employees of BUYER.  BUYER shall have no obligation to offer employment to any employee of the Business who is absent from employment on the Closing Date due to a leave of absence.  Unless provided for in Section 1.3 above, BUYER shall assume all liability for any accrued but unpaid fringe benefits of any employee of SELLER.  If BUYER does offer employment to any such absent person, such person shall not become an employee of BUYER until he or she returns to active employment without restrictions or with only such restrictions as are required to be accommodated under applicable law.

At the Closing, Thomas L. DiStefano III will resign as Chairman and Chief Executive Officer of Buyer, and all other officers and directors of BUYER shall also resign, but Mr. DiStefano shall appoint those individuals directed by SELLER as officers and directors.  Subsequent to the Closing and the addition of the new management members requested by SELLER, BUYER will cause Mr. DiStefano to remain as a director of BUYER until such a time when the Promissory Note provided in Section 1.2 have been satisfied in full to the satisfaction of the Note holders.
1.5           Insurance.     BUYER will maintain insurance policies on the Purchased Assets and the operations conducted on the Purchased Assets in limits not less than that carried by the SELLER, and BUYER will name SELLER as additional insured on all policies, including but not limited to, all general and commercial liability policies, automobile policies, environmental pollution liability polices and such other polices carried by the BUYER which effect the Purchased Assets.

1.6           Third Party Beneficiaries.  This Agreement is between the parties hereto only and nothing herein shall establish any enforceable rights, legal or equitable, in any person other than BUYER and SELLER, including any employee of either such party.  Nothing in this Agreement shall be deemed to restrict the right of BUYER to deal with any of SELLER’s employees which BUYER decides to hire as employees at will in the same manner as it would be free to deal with such employees in the absence of this Agreement and to terminate the employment of such employees at any time after the Closing.

1.7           Share Distribution Schedule.   On the Closing Date,  the BUYER will –deliver to  the SELLER the shares in the name of Valiant Healthcare, Inc. Aarif Dohad, as Chairman of SELLER, will distribute the shares issued to SELLER pursuant to this Agreement to SELLER’s shareholders, employees, consultants or others as he and the SELLER’S Board of Directors believe to be in its best interests.

1.8           Excluded Assets.  The following assets are excluded from this transaction: all assets not specifically delineated as a Purchased Asset (“Excluded Assets”):
(a)	Any interdivisional, intracompany or affiliate receivable, advances or indebtedness;
(b)	Corporate accounting journals and corporate books of account that comprise SELLER’s permanent accounting or tax records;

(c)	Prepaid expenses not assignable to or assumable by BUYER;
(d)	Refunds pertaining to income tax obligations of the SELLER;
(e)	Corporate minute books and records of SELLER;
(f)	Any reserve related to any liability or obligation excluded pursuant to Section 1.5 hereof;

(g)	All health care related assets that are not related to franchise operations both domestically and internationally and/or are not related to SELLER’s doing business as Accessible Home Health Care; and
(h)	Any assets identified on Schedule 1.8 attached hereto.

1.9           Inspection Period.  Between the date hereof and the Closing Date (as defined below) (the “Inspection Period”), SELLER and BUYER shall afford each other, and their representatives, full and free access, during normal business hours, to all agreements, reports, books and records (financial and operational), correspondence, files, data, software, personnel, the Purchased Assets, engineering reports, environmental reports, and such other documents and information as may be reasonably requested by such party as it relates to this transaction (collectively the “Due Diligence”), and each party shall cooperate and assist, to the extent reasonably requested by the other party, with such other party’s investigation of the other party.

SECTION 2 - CLOSING.
2.1           Closing.  The Closing (the “Closing”) of the sale and purchase of the Purchased Assets shall take place at the offices of  Greenberg Traurig on or before July 15, 2010 or at such other time and place as mutually agreed to by the parties.  The date of the Closing is herein referred to as the “Closing Date”.

2.2          Items to be Delivered at Closing.  At the Closing and subject to the terms and conditions herein contained:
(a)           Deliveries by BUYER.  At Closing, BUYER shall deliver the following:

(i)	the Purchase Price in the form of a stock certificate;
(ii)	if necessary, an assumption agreement for any assumed liabilities; and
(iii)	such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated hereby.

(b)           Deliveries by SELLER.            At Closing, SELLER shall deliver the following:

(i)	a Bill of Sale transferring title to the tangible Purchased Assets;
(ii)	an assignment agreement transferring any Purchased Assets that are intellectual property and/or intangible assets;
(iii)	the Promissory Note and Security Agreement; and
(iv)	such other endorsements, instruments or documents as may be reasonably necessary to carry out the transactions contemplated hereby.

2.3           Further Assurances.  SELLER from time to time after the Closing, at BUYER’s reasonable request and at BUYER’s expense, will execute, acknowledge and deliver to BUYER such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as BUYER may reasonably request in order to vest more effectively in BUYER, or to put BUYER more fully in possession of any of the Purchased Assets.  SELLER shall also, after the Closing, provide BUYER with access to books, records and files of SELLER, relative to only matters involving this transaction, at BUYER’s sole expense, as may be reasonably requested by BUYER for legitimate business purposes.

SECTION 3 - REPRESENTATIONS AND WARRANTIES.
Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations, warranties, covenants and agreements set forth herein.

3.1           Representations and Warranties of SELLER.   SELLER hereby represents and warrants to BUYER as of the date of this Agreement and as of Closing as follows:
3.1.1       Corporate Existence.    SELLER is a for-profit C corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the legal authority to carry on its Business as it is now being conducted and to authorize the sale of the Business.
3.1.2       Corporate Power and Authority.  SELLER has the full power, authority and legal right to execute, deliver and perform this Agreement.  This Agreement constitutes, and when executed and delivered will constitute, the legal, valid and binding agreement of SELLER enforceable against SELLER in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and by general equity principles.

3.1.3       Existing Condition.  Since December 31, 2009, SELLER has not with respect to the Purchased Assets received notice or knowledge of any actual, alleged or threatened notice of violation, claims, litigation, warning notice, penalties, fines, or assessment relating to the Purchased Assets or Business whether or not it has had or might have a material adverse effect on its business, operations, Purchased Assets, properties, prospects or financial conditions of the Purchased Assets or Business.
3.1.4       Title to and Sufficiency of Properties.  The Purchased Assets comprise all of the property, tangible and intangible, owned or used by SELLER in the conduct of the Business and necessary for BUYER’s conduct of the Business on the Closing Date, except for the Excluded Assets referred to in Section 1.8 hereof.  SELLER has good, valid and marketable title to all of the Purchased Assets free and clear of all liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except as disclosed on Schedule 3.1.4 hereto.  SELLER has the unrestricted right to sell the Purchased Assets as herein provided.
3.1.5       Condition and Location of Tangible Assets.  The machinery, equipment and other tangible Purchased Assets are in good working order and repair (reasonable wear and tear excepted); are in conformity with all applicable ordinances, regulations and other laws; to the best of SELLER’s knowledge, their operation does not violate any applicable federal, state or local law, statute, ordinance or regulation relating to the condition of employment, or Environmental Laws, nor has any written notice of any claimed violation of any such laws, statutes, ordinances or regulations been served on SELLER;  nor to the best of SELLER’s knowledge are any claims of violations of any such laws, statutes, ordinances or regulations threatened or alleged and, the machinery, equipment and other tangible Purchased Assets are either owned by SELLER free and clear of all liens, claims or encumbrances whatsoever or are leased under valid leases which will not be affected by the consummation of the acquisition contemplated by this Agreement. All of the tangible Purchased Assets purchased hereunder are located at the Premises.
3.1.6       Litigation.  Except as disclosed on Schedule 3.1.6 hereto, there is no material litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority pending or threatened against SELLER, which relates to any of the Purchased Assets, the Business or the transactions contemplated by this Agreement, nor does SELLER know of any basis for such litigation, arbitration, investigation or other proceeding.  SELLER is not a party to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority or settlement agreement which affects the Purchased Assets or the Business or the transactions contemplated by this Agreement.

3.1.7       Validity of Contemplated Transactions.  Except as set forth on Schedule 3.1.7, the execution, delivery and performance of this Agreement and the transactions contemplated hereby by SELLER will not contravene or violate (a) any law, rule or regulation to which the SELLER is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to SELLER, or (c) the charter documents of SELLER or any securities issued by SELLER; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party, to, any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, to which SELLER is a party, by which SELLER may have rights or by which any of the Purchased Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of SELLER thereunder except in each case for any such item which would not have a material adverse effect.  No authorization, approval or consent, and no registration or filing with any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by SELLER, except as set forth on Schedule 3.1.7.  SELLER shall cooperate in good faith and assist BUYER on a diligent basis as it relates to obtaining the consent of any governmental entity for the transfer of any permits to operate the Business.
3.1.8       Contracts and Commitments. SELLER has no agreements, contracts or commitments of any kind, except for those set forth in Section 1.1(f).
3.1.9       Intellectual Property. Schedule 3.1.9 sets forth a list of all of the SELLER’s Intellectual Property.  All Intellectual Property listed on Schedule 3.1.9, is valid, enforceable and subsisting.  SELLER has the exclusive right to file, prosecute and maintain all applications and registrations with respect to such Intellectual Property.

Except as set forth in Schedule 3.1.9, none of the Intellectual Property is subject to any Lien in favor of any third party and SELLER owns all right, title and interest therein and  no other Person has any right, title or interest in or to any of the Intellectual Property.  Except as set forth in Schedule 3.1.9, none of SELLER’s rights in or to any of the Intellectual Property shall be adversely affected by its execution or delivery of this Agreement or by the performance of its obligations hereunder.  No claims with respect to any Intellectual Property have been asserted or threatened by any Person against VHI.  No use of any of the Intellectual Property by SELLER constitutes or has constituted an unauthorized use, infringement, misappropriation or other violation of the Intellectual Property of any other Person and no valid grounds exist for any claims against SELLER with respect to any Intellectual Property.  Without limiting the generality of the foregoing, no Person ever employed or otherwise engaged by SELLER has asserted or, to SELLER’s knowledge, threatened any claim against SELLER relating to any Intellectual Property.  To SELLER’s knowledge, there has not been, nor is there presently, any unauthorized use, infringement, misappropriation or violation of any of the Intellectual Property by any Person.  Except as set forth in Schedule 3.1.9, SELLER has the full and exclusive right to possess, use, copy, distribute, display, transfer and license all of the Intellectual Property.

Except as set forth in Schedule 3.1.9, SELLER has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property.  SELLER has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Intellectual Property.

SELLER has paid all material fees, annuities and all other payments which have heretofore become due to any Governmental Authority with respect to the Intellectual Property and has taken all steps reasonable and necessary to prosecute and maintain the same.

Except as set forth on Schedule 3.1.9, SELLER has not transferred its title in or to any ACCESSIBLE Intellectual Property.  Except as set forth on Schedule 3.1.9, SELLER has not permitted any Person to utilize any Intellectual Property.
3.1.10     [Deleted intentionally.]
3.1.11     Tax Liabilities. SELLER has filed all federal, state, county, local and foreign income, excise, property, sales and other tax returns relating to the Business which are required to be filed up to and including the date hereof and has paid all taxes which have become due, or any assessment which has become payable relating to the Business.  BUYER shall be responsible for any transfer taxes which are payable as a result of the sale of the Purchased Assets of SELLER to BUYER,  in this situation after the Closing contemplated herein,  the new management of the SELLER.
3.1.12     Insurance. SELLER has maintained insurance policies on the properties, assets, business and personnel relating to the Business since its inception. SELLER has not received written notice that it is in default with respect to any provision contained in any insurance policy, nor has SELLER failed to pay any premiums thereunder or to give any notice or present any claim thereunder in due and timely fashion and, to the best of SELLER’s knowledge, SELLER is not in default with respect to any such policies.  SELLER knows of no occurrence potentially giving rise to a claim in excess of ten thousand dollars ($10,000) against or by SELLER.  Adequate reserves have been provided in its financial statements with respect to any self insured claims pending and any such claims which may be reasonably expected based upon the SELLER’s prior experience.

3.1.13     [Deleted intentionally.]
3.1.14     Leases. There are no leases or agreements under which SELLER is a lessee of, or holds or operates any real property owned by any third party relating to the Business.
3.1.15    Compliance with Applicable Laws. SELLER has complied with all laws, rules, regulations, injunctions, ordinances, decrees and orders applicable to the Business and the Purchased Assets and has received no oral or written notice of any alleged or actual violation of any such law, rule, regulation, injunction, ordinance, decree or order for which the failure to comply would, in any individual case or in the aggregate, have an adverse effect on the Business or Purchased Assets.  Neither the ownership nor the use of SELLER’s properties in the Business nor the conduct of the Business conflicts with the rights of any other person, firm or corporation or violates, with or without the giving of notice or the passage of time, or both, or will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its Certificate of Incorporation or Bylaws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which SELLER is a party or by which SELLER may be bound or affected.
3.1.16     No Undisclosed Liabilities.  Except as set forth on Schedule 3.1.16, to SELLER’s knowledge, neither the Business nor Purchased Assets have incurred any liability of any nature other than liabilities reasonably incurred in the ordinary course of its business.
3.1.17     Disclosure.  No representation or warranty by SELLER contained in this Agreement, nor any statement or certificate furnished or to be furnished by SELLER to BUYER or its representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide BUYER with adequate information as to the Business, and SELLER has disclosed to BUYER in writing all material adverse facts known to it relating to the same.  The representation and warranties contained in this Section 3 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that BUYER and/or its representative knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

3.2           Representations and Warranties of BUYER.  BUYER hereby represents and warrants to SELLER as of the date of this Agreement and as of Closing as follows:
3.2.1       Corporate Existence.  BUYER is a company duly organized, validly existing and in good standing under the laws of the State of Florida and has the legal authority to carry on its business as it is now being conducted and to authorize the purchase of the Business.

3.2.2       Corporate Power and Authority.  BUYER has the power, authority and legal right to execute, deliver and perform this Agreement.  The execution, delivery and performance of this Agreement by BUYER and any document to be delivered at Closing have been duly authorized by all necessary corporate action.  This Agreement has been, and any document to be delivered at Closing will be, duly executed and delivered by BUYER and constitutes the legal, valid and binding agreement of BUYER enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and by general equity principles.
3.2.3.      Validity of Contemplated Transactions.  The execution, delivery and performance of this Agreement by BUYER will not contravene or violate (a) any law, rule or regulation to which BUYER is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to BUYER, or (c) the charter documents or By-Laws of BUYER or any securities issued by BUYER; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party, to, any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, to which BUYER is a party, by which BUYER may have rights or by which any of the Purchased Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of BUYER thereunder.  No authorization, approval or consent, and no registration or filing with any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by BUYER except in each case for any item which would not have a material adverse effect.
3.2.4       Ability to Close.

BUYER has the ability and financial wherewithal to close the transactions contemplated by this Agreement on the Closing Date.
3.2.5	Brokers’ Fees.
No broker, finder or similar agent has been employed by or on behalf of BUYER in connection with this Agreement or the transactions contemplated hereby, and BUYER has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.
3.2.6	Legal Proceedings.

There are no actions or proceedings pending or, to the knowledge of BUYER, threatened against, relating to or affecting BUYER or any of its assets and properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement. Except as set forth below or in the Schedule 3.2.6, there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations against BUYER pending or, to BUYER’s knowledge, threatened, which if determined adversely to BUYER, could be expected to result in a material adverse effect.

The BUYER has disclosed and the SELLER has fully reviewed, as reported on the BUYERS  Form 10 registration statement and subsequent SEC filings, and as part of this Agreement its subsidiary New World Mortgage, Inc.’s legal proceedings.  Other than the previously reviewed and disclosed New World Mortgage, Inc. legal proceedings there are no actions or proceedings pending or, to the knowledge of BUYER, threatened against, relating to or affecting BUYER or any of its assets and properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

3.2.7	Capitalization.
As of June 30, 2010, the authorized capital stock of BUYER consisted of (a) 150,000,000  shares of Class A common stock, $.0001 par value per share, which 3,052,344 shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable; (b) 5,000,000 shares of Class B common stock, $.01 par value per share, none of which is issued and outstanding; and (c) 10,000,000 shares of preferred stock, $.001 par value per share, 250,000 of which have been designated as Series A Preferred Stock, none of which is issued and outstanding.
3.2.8	SEC Documents.
BUYER has furnished or made available to SELLER a true and complete copy of (a) its Annual Reports on Form 10-K for the fiscal year ended December 31, 2009, and its Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010 and (b) all other filings (other than preliminary registration and proxy statements) between January 1, 2010 and the date hereof (collectively, the “SEC Documents”), which BUYER filed under the federal securities laws with the Securities and Exchange Commission (“SEC”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC.

3.3          Survival of Representations and Warranties.  All representations, warranties and agreements made by the parties to this Agreement or in any certificate, schedule, document or instrument furnished hereunder or in connection with the execution and performance of this Agreement shall survive the Closing for a period of one (1) year, except that the representations and warranties of Sections 3.1.1 (Corporate Existence), 3.1.2 (Corporate Power and Authorization), 3.1.4 (Title to and Sufficiency of Properties), 3.1.7 (Validity of Contemplated Transactions),  3.2.1 (Corporate Existence), 3.2.2 (Corporate Power and Authority), 3.2.3 (Validity of Contemplated Transactions) and 3.3 (Survival of Representations and Warranties)  in accordance with the applicable Statue of Limitations.  If, prior to the expiration of any of the survival periods, Claimant (as defined below) makes a Claim (as defined below) setting forth in reasonable detail facts and circumstances supporting the Claim, the survival period with respect to that Claim shall be extended until the Claim shall have been satisfied or otherwise resolved.

SECTION 4 - CONDITIONS PRECEDENT TO THE CLOSING.
4.1.         Conditions Precedent to BUYER’s Obligations.  All obligations of BUYER under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:
4.1.1       Compliance with this Agreement. SELLER shall have performed and complied in all material respects, with all agreements and conditions required by this Agreement to be performed by it prior to or at the Closing.
4.1.2       No Threatened or Pending Litigation.  On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.
4.1.3       No Material Damage.  The Purchased Assets shall not have been materially damaged or destroyed.
4.1.4       Consents.  All consents, authorizations and approvals of any person or entity to or as a result of the consummation of the transactions contemplated hereby, that are necessary or advisable in connection with the continued operations of the Business of SELLER as currently conducted and as proposed to be conducted, or for which the failure to obtain the same might have, individually or in the aggregate, a material adverse effect, have been, and prior to the Closing will be, lawfully and validly obtained by SELLER. All consents from any governmental or regulatory body which may be required from SELLER, have been obtained to the sole reasonable satisfaction of BUYER.

4.1.5       Due Diligence.  BUYER shall have completed its Due Diligence and shall be satisfied, solely based upon its discretion and determination with the results of its due diligence investigation to its sole satisfaction.
4.1.6       Accuracy of Representations and Warranties.  Except for changes contemplated or permitted by this Agreement, the representations and warranties of SELLER included in this Agreement and in any Exhibit or other document delivered by SELLER pursuant hereto, shall be true and correct in all material respects on and as of the Closing with the same effect as through such representations and warranties are being been made on as of such date.  BUYER in its sole discretion, shall have the right to waive or defer compliance by SELLER in writing at Closing with any representation or warranty.
4.1.7       Performance of Covenants and Agreements.  Each agreement, covenant or obligation of SELLER to be performed at or before Closing under the terms hereof shall have been duly performed in all material respects or waived by BUYER in its sole discretion.
4.1.8       No Material Adverse Change.  Between the date of this Agreement and the Closing Date, there has been no material adverse change affecting the Purchased Assets or the Business, its financial condition or prospects.

4.2          Conditions Precedent to SELLER’s Obligations.  All obligations of SELLER under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:
4.2.1       Compliance with this Agreement.   BUYER shall have performed and complied in all material respects, with all agreements and conditions required by this Agreement to be performed by it prior to or at the Closing.
4.2.2       No Threatened or Pending Litigation.  On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.
4.2.3       Accuracy of Representations and Warranties.  The representations, warranties and agreements made by BUYER herein shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties are being made or given on and as of the Closing Date, except as affected by transactions contemplated hereby.
4.2.4       Performance of Covenants and Agreements.  Each agreement, covenant or obligation of BUYER to be performed at or before Closing under the terms hereof shall have been duly performed in all material respects or waived by SELLER in its sole discretion.

4.2.5       Compliance with this Agreement.   BUYER shall have performed and complied in all material respects, with all agreements and conditions required by this Agreement to be performed by it prior to or at the Closing.
4.2.6       Accuracy of Representations and Warranties.  Except for changes contemplated or permitted by this Agreement, the representations and warranties of BUYER included in this Agreement and in any Exhibit or other document delivered by BUYER pursuant hereto, shall be true and correct in all material respects on and as of the Closing with the same effect as through such representations and warranties are being been made on as of such date.  SELLER in its sole discretion, shall have the right to waive or defer compliance by BUYER in writing at Closing with any representation or warranty.

SECTION 5 - INDEMNIFICATION.
5.1           Indemnification Obligation of SELLER.   SELLER will reimburse, indemnify and hold harmless BUYER, and its officers, directors, shareholders, and the Note holders (each such person is referred to herein as “BUYER” or as a "SELLER Indemnified Party"):
(a)
Except for a breach of the representation of BUYER as set forth in Section 3.2, any and all claims, losses, damages, actions, suits and claims, or legal, administrative, arbitral, governmental or other proceedings or investigations against any SELLER Indemnified Party, that relate to SELLER, the Business or the Purchased Assets and which result from or arise out of any event, occurrence, action, inaction, omission or transaction occurring on or prior to the Closing Date by the SELLER;

(b)
With respect to the representations set forth in Section 3 and Schedule 3.1.17, any and all claims, losses, damages, actions, suits, claims or legal, administrative, arbitral, governmental or other proceedings involving SELLER Indemnified Party that relate to environmental, safety or health matters arising from the Business, the Purchased Assets and/or SELLER’s ownership, use, operation, or occupancy of any real property or improvements that occurred prior to the Closing Date and;

(c)
any and all damages, losses, settlement payments, deficiencies, liabilities, costs and expenses suffered, sustained, incurred or required to be paid by any SELLER Indemnified Party because of or that result from, relate to or arise out of the untruth, inaccuracy or breach of, or the failure to fulfill, any representation, warranty, agreement, covenant or statement (i) of SELLER contained in this Agreement or (ii) contained in any certificate, schedule, statement, document, agreement or instrument furnished to SELLER Indemnified Party by or on behalf of SELLER at the Closing;

(d)	all Excluded Liabilities;
(e)
any and all actions, suits, claims, proceedings, investigation, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section  5.1 to the extent SELLER Indemnified Party prevails in such enforcement action.  SELLER Indemnified Party shall promptly notify SELLER of the existence of any matter to which the obligations set forth in this paragraph shall apply, and shall give SELLER reasonable opportunity to defend any claim or litigation at its own expense, with counsel of its own selection approved by SELLER Indemnified Party ; provided that SELLER Indemnified Party  shall also at all times have the right fully to participate in such defense at its own expense.  If SELLER shall fail, within a reasonable time after such notice, to defend such claim or litigation, SELLER Indemnified Party , or any successor to the business and assets of SELLER, shall have the right, but not the obligation, to defend, compromise or settle any such claim or litigation;

Notwithstanding anything to the contrary in Section 5.1 above, SELLER shall cause BUYER to indemnify the Seller Indemnified Parties from any and all claims, losses, damages, actions, suits and claims, or legal, administrative, arbitral, governmental or other proceedings or investigations against any Seller Indemnified Party arising from the obligations set forth on Schedule A hereto and being assumed by virtue of this Agreement.

5.2           General Indemnification Obligation of BUYER.   Except to the extent SELLER has agreed to be liable to a Seller Indemnified Party (including, but not to, all officers, directors, shareholders and Note holders of Buyer),  BUYER will indemnify and hold harmless SELLER, and its officers, directors, and shareholders, (each such person is referred to herein as a “SELLER” or as a "BUYER Indemnified Party") against and in respect of:
(a)
any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations, against any BUYER Indemnified Party that relate to BUYER, the Business or the Purchased Assets and which result from or arise out of any event, occurrence, action, inaction or transaction occurring after the Closing Date;

(b)
any and all damages, losses, settlement payments, deficiencies, liabilities, costs and expenses suffered, sustained, incurred or required to be paid by any BUYER Indemnified Party because of or that result from, relate to or arise out of the untruth, inaccuracy or breach of, or the failure to fulfill, any representation, warranty, agreement, covenant or statement (i) of BUYER contained in this Agreement or (ii) contained in any certificate, schedule, statement, document or instrument furnished to SELLER by or on behalf of BUYER at the Closing;

(c)
any and all actions, suits, claims, proceedings, investigation, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section  5.2 to the extent SELLER prevails in such enforcement action.  SELLER shall promptly notify BUYER of the existence of any matter to which the obligations set forth in this paragraph shall apply, and shall give BUYER reasonable opportunity to defend any claim or litigation at its own expense, with counsel of its own selection approved by SELLER; provided that SELLER shall also at all times have the right fully to participate in such defense at its own expense.  If BUYER shall fail, within a reasonable time after such notice, to defend such claim or litigation, SELLER any successor to the business and assets of BUYER, shall have the right, but not the obligation, to defend, compromise or settle any such claim or litigation.

5.3	Claims Procedures for Indemnification.
5.3.1       Notice.  If following Closing a party to this Agreement (a “Claimant”) wishes to make a claim for indemnity (the “Claim”) against another party (the “Indemnitor”), the Claimant shall promptly give the Indemnitor written notice of the basis for and existence of the Claim (“Claim Notice”), setting forth all specifics of the Claim then known by the Claimant.
5.3.2       Response.  If the Claim derives from a third-party claim or action against the Claimant, the Indemnitor (i) may within ten (10) days of receiving the Claim Notice stipulate in writing that it is obligated to indemnify for the Claim, and (ii) if it does so, may thereafter promptly defend against the Claim in Claimant's name and on it's behalf, at Indemnitor’s own cost and expense, with counsel reasonably satisfactory to the Claimant.
5.3.3       Assumption of Claim.  If Indemnitor assumes the Claim, Claimant may at his sole cost and expense retain counsel of its own choosing, and (subject to negotiation of a joint defense agreement) Indemnitor will share relevant information with Claimant’s counsel and consult with it as to disposition of the Claim. However, Indemnitor will retain ultimate control over the defense or settlement of the Claim (in which the Claimant will cooperate), with the proviso that Indemnitor may not without Claimant’s consent agree to the entry of any order for non-monetary relief which will be binding on Claimant, its assets or operations. Each party as a potential Claimant agrees that it will make available to any Indemnitor all of his relevant books and records and will, at the Indemnitor’s request and expense, reasonably cooperate (and cause his officers, directors and employees to cooperate) with the Indemnitor in the defense of the Claim.

5.3.4       Rejection of Claim.  If Indemnitor fails to respond affirmatively within ten days of receipt of a Claim Notice, it will be deemed to have denied responsibility for the Claim. If Indemnitor denies responsibility for the Claim (or if it assumes the defense of the Claim, but subsequently fails to pursue the defense in good faith) the Claimant may assume the defense of the Claim with counsel of his own choosing, and the cost of counsel will then be subject to possible indemnity pursuant to this Section 5.  If Claimant assumes the defense of a Claim, it shall have the sole right and authority to conduct the defense and/or settle the Claim on such terms as it deems appropriate, but (subject to negotiation of a joint defense agreement) shall share information concerning the Claim with Indemnitor or his counsel.
5.3.5       Settlement of Claims.  Unless otherwise agreed to by the parties in writing, an Indemnitor shall not be obligated to settle a Claim, nor shall a Claimant be entitled to its settlement (whether by set-off against Contingent Payments or directly from the Indemnitor) prior to the Determination Date.  For purposes of this Agreement, the “Determination Date” shall mean the first date on which a court order, arbitration award or settlement stipulation that an event has occurred for which the Claimant is entitled to indemnity hereunder becomes final, binding and non-appealable.

5.4          Exclusivity.  Except in the case of fraud, willful misconduct or criminal conduct, the remedies provided in this Section 5 shall be exclusive of any other rights or remedies which might be available to a party upon the occurrence of any event described in Sections 5.1 or 5.2 hereof, either under this Agreement or at law or in equity. Nothing contained herein, however, shall preclude a party from seeking injunctive or other equitable relief under circumstances where such relief is available, with the proviso that the moving party shall not be entitled to ancillary relief in the nature of damages or fee awards unless specifically provided for in this Agreement.

5.5          Insurance Coverage.  A Claim for indemnification shall be reduced to the extent that the Claim is covered by insurance from a financially-responsible insurer which has responded to the Claim by written notification that it intends to defend and pay for such Claim. All applicable insurance coverage shall be the primary resource for paying covered Claims; and all rights of subrogation are hereby waived.

5.6          Certain Limitations.  The indemnification provided for in Section 5 shall be subject to the following limitations:

(a) Notwithstanding anything to the contrary in Section 5, the Seller Indemnified Parties (specifically being the officers, directors, shareholders and Note holders of Buyer) shall have no indemnification obligations whatsoever to the Seller or to the Buyer post closing arising from any and all claims, losses, damages, actions, suits and claims, or legal, administrative, arbitral, governmental or other proceedings or investigations against any Seller Indemnified Party arising from the obligations set forth on Schedule A hereto and being assumed by Seller.
(b)  The Seller and the Buyer shall release and remise Thomas L. DiStefano III and Wendy Smith for any and all claims, losses, damages, actions, suits and claims, or legal, administrative, arbitral, governmental or other proceedings or investigations against each of them for any actions prior to Closing or hereafter arising from their respective roles and duties with Buyer, except in the event of negligence or intentional misconduct of either Thomas L. DiStefano III or Wendy Smith, as may be applicable, as adjudicated by a final judgment of a court of competent jurisdiction.
(c)  Notwithstanding anything to the contrary in Section 5, the indemnification obligations of Seller Indemnified Parties (specifically being the officers, directors, shareholders and Note holders of Buyer) under Section 5 shall be limited to the maximum sum of $225,000 in aggregate.

SECTION 6 - COVENANTS OF THE PARTIES.
SELLER will conduct the Business prior to the Closing Date in the normal course and will use reasonable efforts to preserve and retain its goodwill and preserve its business relationships with customers, suppliers and others.  In addition, SELLER covenants that, from the date hereof until the Closing:
(a)
the Business will be conducted only in the ordinary course, and none of its properties or assets will be sold or otherwise disposed of, mortgaged, pledged or otherwise hypothecated, except in the ordinary course of business;

(b)
no contract, obligation or commitment will be entered into or assumed by or on behalf of SELLER  extending beyond the Closing relating to the Business or the Purchase Assets that is outside of the ordinary course of business;

(c)
SELLER will maintain the tangible Purchased Assets in the same operating condition and repair as of the date of the Agreement, using its customary standards of maintenance, reasonable wear and tear accepted;

(f)	SELLER will continue until the Closing to carry insurance in the forms and in the amounts now carried;
(g)	SELLER will permit BUYER to have access to its books and records with respect to the Business or the Purchased Assets; and
(h)
SELLER will make the Business and the Purchased Assets available for observation by BUYER between the date of this Agreement and Closing, during normal working hours, to assist BUYER in learning the Business.

SECTION 7 - ALLOCATION OF PURCHASE PRICE
7.1          The Purchase Price shall be allocated among the acquired assets in accordance with a mutually acceptable allocation schedule which will be prepared prior to the Closing and, which schedule will be prepared in accordance with the Internal Revenue Code.  In connection with the determination of the foregoing allocation schedule, the parties shall cooperate with each other and provide such information as any of them shall reasonably request.  The parties will each report the federal, state and local and other tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation.

SECTION 8 - POST CLOSING MATTERS.
8.1          Access to Records and Persons.  SELLER and BUYER agree that, both before and after the Closing, each will have access, upon prior reasonable written request and at any reasonable time during normal business hours, to the other’s officers and employees and to its books and records relating to the Purchased Assets or the Business, and each shall have the right to make copies of such books and records.  Neither party to this Agreement shall destroy or discard any books and records related to the Business or Purchased Assets for a period of five (5) years after the date of Closing without first providing the other party adequate opportunity to retrieve such books and records.

SECTION 9 - TERMINATION OF AGREEMENT.
9.1          Termination. This Agreement may be terminated at any time:
(a)	by mutual consent of the parties;
(b)	by either party if the Closing shall not have occurred by July 15, 2010, and the party seeking termination is not in material default of its obligations under this Agreement;

(c)
by either party if there shall have been a material misrepresentation or breach of warranty or a breach of a material covenant on the part of the other party in the representations and warranties or covenants set forth herein or in any Schedule, Exhibit or other instrument delivered in connection herewith, which misrepresentation or breach is not cured prior to the Closing;

(d)	by either party if any material claim, investigation or litigation relating to the assets or the Business or the transaction is pending as of the date of termination;
(e)	by either party at the conclusion of or at anytime during the Due Diligence Inspection Period for any reason whatsoever.

9.2          Effect of Termination In the event of the termination of this Agreement pursuant to Section 9, this Agreement shall forthwith become void and there shall be no continuing obligation on the part of any party hereto or any of its affiliates, directors, officers or shareholders except the provisions of Sections 11.1 and 11.14 shall survive.  Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach hereof.

SECTION 10 - DISPUTE RESOLUTION.
10.1        Exclusivity and Confidentiality.  Any dispute arising out of or relating to this Agreement or any document delivered at Closing, including, but not limited to, claims for indemnification pursuant to Section 5 shall be resolved in accordance with the procedures specified in this Section 10, which shall be the sole and exclusive procedures for the resolution of any such disputes.  All negotiations pursuant to this Section are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence.

10.2        Negotiation.  The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between representatives of SELLER and BUYER.  Any party may give the other party written notice of any dispute not resolved in the normal course of business.  Within fifteen days after delivery of the notice, the receiving party shall submit to the other a written response.  The notice and response shall include (a) a statement of each party’s position, and (b) the name and title of the executive who will accompany the representative.  Within 30 days after delivery of the disputing party’s notice, the representatives of BUYER and SELLER shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute.  All reasonable requests for information made by one party to the other will be honored.

10.3        Mediation. If the dispute has not been resolved by negotiation within 60 days of the disputing party’s notice, or if the parties fail to meet within 30 days of such notice, either party may initiate mediation under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes.  The neutral third party will be selected from the CPR Panels of Neutrals, with the assistance of CPR, unless the parties agree otherwise.   If a party refuses to mediate, then that party may not recover its attorneys’ fees or costs in any litigation brought to construe or enforce this Agreement.  Otherwise, if mediation is unsuccessful, then the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses, including the cost of the unsuccessful mediation, but only if the prevailing party offered to settle in mediation in an amount equal to or less than the award in litigation.

10.4        Litigation.  If the dispute has not been resolved by mediation as provided herein within 60 days of the initiation of mediation, either party may initiate litigation (upon 30 days written notice to the other party); provided, however, that if one party has requested the other to participate in mediation and the other has failed to participate, the requesting party may initiate litigation before expiration of the above period.  Nothing herein shall be construed to prevent any party from seeking equitable relief in any court of competent jurisdiction to restrain or prohibit any breach or threatened breach of any covenant or agreement of the parties set forth in this Agreement.

10.5        Jurisdiction.  Each of the parties hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the courts of the State of Florida,  in Broward County and the courts of the United States of America located in the State of Florida, Broward County for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and agrees not to commence any action, suit or proceeding relating thereto except in such courts, (ii) agrees that service of any process, summons, notice or document by United States registered or certified mail, to a party’s address in effect pursuant to Section 11.5, shall be effective service of process for any action, suit or proceeding brought in any such court, (iii) waives any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in said courts, and (iv) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, a party shall be entitled to seek injunctive or similar relief in the courts of any jurisdiction to protect such party’s rights and interests ancillary to such litigation.

10.6        Legal and Other Fees.  Notwithstanding any other provision of this Agreement, in any litigation arising out of this Agreement as provided in this Section 10, the court shall assess reasonable legal and accounting fees and expenses against the unsuccessful party and in favor of the successful party, such assessment to be in whole or part as the court evaluates such success in the matter.

SECTION 11 - MISCELLANEOUS.
11.1        Expenses.  The parties hereto shall pay their own expenses, including without limitation their legal fees and expenses, incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

11.2        Contents of Agreement; Parties in Interest.  This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby.  This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

11.3        Assignment and Binding Effect.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of SELLER and BUYER.  No party may assign its rights hereunder, except BUYER may assign its rights to a wholly owned subsidiary if it unconditionally guarantees such subsidiaries’ obligation hereunder.

11.4        Waiver.  Any term or provision of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written instrument duly executed by such party or parties.

11.5        Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail, postage prepaid, as follows:

if to BUYER, to
Willing Holding, Inc.
21218 St. Andrews Blvd. #131
Boca Raton, FL 33432
Phone: (561) 705-4386
Fax: (561) 488-2569
Attention: Thomas L. DiStefano III

Greenberg Traurig P.A.
5100 Town Center Circle
Suite 400
Boca Raton, FL 33486
Attention: Bruce Rosetto
(561) 955-7625

if to SELLER, to

Valiant Healthcare, Inc.
Valiant Healthcare, Inc.
210 North University Drive Suite 810
Coral Springs, Florida 33071
Telephone: 954-755-5564
Attention:  Aarif Dohad

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein.  Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, facsimiled or mailed.

11.6           No Benefit to Others.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons.

11.7           Schedules and Exhibits.  All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  If a document or matter is disclosed in any Exhibit or Schedule of this Agreement, it shall be deemed to be disclosed for all purposes of this Agreement without the necessity of specific repetition or cross-reference.

11.8           Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.9           Cooperation.  Each party to this Agreement shall cooperate and take such action as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

11.10        Counterparts.  This Agreement may be executed in any number of counterparts, any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become binding when one or more counterparts taken together shall been executed and delivered by the parties.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  Signatures delivered by facsimile for this Agreement or any document delivered at Closing shall be binding to the same extent as an original.

11.11        Governing Law.  This Agreement shall be governed by the laws of the State of Florida, without reference to its conflict of laws provisions, and each party hereby consents to all actions brought hereunder to be brought in the courts located in Broward County, Florida.

11.12         Time is of the Essence.  Time shall be of the essence in this transaction with regard to every date or time period set forth herein.

11.13         Delivery by Facsimile or Electronic Mail.  This Agreement and any signed agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such other agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile machine or electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

11.14         Publicity.  Neither BUYER nor SELLER shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement prior to Closing, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

11.15         Use of Name.  Within 30 days after Closing, SELLER shall file an amendment with the Delaware Secretary of State to its Certificate of Incorporation to change its name.  From and after the effectiveness of that filing date, SELLER shall not use, directly or indirectly, the name “Valiant Healthcare, Inc.” or any similar name.  Contemporaneously with the name change above, BUYER shall file an amendment with the Florida Secretary of State to its Articles of Incorporation to change its name to Valiant Healthcare, Inc.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

WILLING HOLDING, INC.		VALIANT HEALTHCARE, INC.

By:	/s/ Thomas L. DiStefano	By:	/s/ Aarif Dohad
Name:	Thomas L. DiStefano III	Name:	Aarif Dohad
Title:	CEO and Chairman	Title:	Chairman

Attest:		Attest:

/s/ Steven Turner	/s/ Mirella Salem
Name: Steven Turner	Name: Mirella Salem
Title: Director

EXHIBIT A
WHDX Indebtedness at Closing

Willing Holding Indebtedness

Creditor	Amount

Greenberg Traurig	$60,721.00

Thomas L. DiStefano III/8-K Loan	$50,000.00

Thomas L. DiStefano III	$4,000.00

Wendy D. Smith	$6,000.00

Security National Properties	$10,000.00

Olde Monmouth Stock Transfer, Inc.	$4,320.00

American Financial Printing, Inc.	$5,500.00

Visa (corporate card)	$24.212.73

Gideon Taylor (interest on Visa)	$5,440.00

Thomas L. DiStefano III	$25,000.00

Roxanne K. Beilly, Esq.	$2,500.00

Perfect Web Technologies, Inc.	$24,806.27

Total	$225,000.00

EXHIBIT B
Form of Promissory Note and Security Agreement

SENIOR SECURED PROMISSORY NOTE

Dated:  July___, 2010

1.	Principal / Borrower Promise to Pay

FOR VALUE RECEIVED, the undersigned, Willing Holding, Inc., a Florida corporation whose address is 210 North University Drive Suite 810, Coral Springs, Florida 33071 (“Borrower”), promises to pay to _____________________ (“Lender”), whose address is _____________________________________________________________, the principal sum of $___________, plus accrued interest thereon.  All sums owing under this Note are payable in lawful money of the United States of America.  This Note is made in connection with the Asset Purchase Agreement by and between Borrower and Valiant Healthcare, Inc. (“Asset Purchase Agreement”) of even date herewith.

2.	Interest

Borrower agrees to pay five percent (5%) per annum Interest accrued and paid on this Note at maturity.

All amounts required to be paid under this Note shall be payable at the address provided above, or at another place as Lender, from time to time, may designate in writing.

3.	Payment of Principal

The entire unpaid principal balance, together with all accrued interest shall be due and payable in full on the Maturity Date (as defined hereunder).

4.	Maturity Date

The entire principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable on or before 90 days from the date of this Note or ______________, 2010 (“Maturity Date”), unless otherwise prepaid in accordance with the terms of this Note; provided, however, that in the event that at least 50% of the principal amount of this Note shall be repaid prior to or on the Maturity Date, Borrower may extend the Maturity Date for the remaining unpaid principal and interest for an additional 60 days,  and agrees that it will pay 50% of the remaining outstanding principal within 30 days of such extension and the remaining 50% of the outstanding principal within the 30 days thereafter.  If the Maturity Date is extended, the interest rate to be accrued and paid shall increase to  10% interest per annum on the remaining portion of the Note.

5.	Security

This Note (as may be amended from time to time) and all principal payments due or becoming due under this Note shall be secured during this Note by specific assets of the Borrower, as described below, and pursuant to a Security Agreement executed and delivered by the Borrower dated as of the date hereof (“Security Agreement”). For purposes of the Security Agreement, the specific assets to be secured by the Borrower in favor of the Lender will be limited to (i) 50% of any offering proceeds received by Borrower from any financing transaction as delineated in Section 8 hereof, and (ii) 25% of the initial franchise fees received by Borrower upon the execution of a franchise agreement with any new franchisee of Borrower (collectively, the “Collateral”). It is the intention of the parties that in the event of any default under any this Note or any of the Loan Documents (as defined below), and in addition to any proceeds that might result from an offering described in the Section 8 hereunder that are required to be remitted to Lender as repayment from any future financings, Lender shall be entitled to receive 25% of the proceeds of any initial franchise fees received by Borrower upon the execution of a franchise agreement with any new franchisee of Borrower until all unpaid principal and interest under this Note have been paid in full. The Borrower represents that the initial franchise fee paid by new franchisees as of the date of this Note are $46,500.00 as described in Borrower’s form franchise agreement.

Reference is made to the Security Agreement for a description of the Collateral (as defined therein), and the rights and remedies of the Lender (or another Holder) in respect thereof.  This Note, the Security Agreement, the Asset Purchase Agreement and any UCC financing statements or other documents, instruments and agreements evidencing, guaranteeing or securing the Note, and all written amendments, replacements or supplements to any of them, are collectively referred to as the “Loan Documents”).  At any time or from time to time upon the request of the Lender, the Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Lender may reasonably request in order to effect fully the purposes of the Loan Documents.  In furtherance and not in limitation of the foregoing, the Borrower shall take such actions as the Lender may reasonably request from time to time to ensure that the obligations under any of the Loan Documents are secured by the Collateral.

The Borrower shall not (i) take or omit to take any action which action or omission might or would materially impair the security interests in favor of the Lender with respect to the Collateral or (ii) grant to any Person (other than the Lender pursuant to the Collateral Documents) any interest whatsoever in the Collateral.

6.	Ranking/Indebtedness.

The Note shall rank senior to all other indebtedness of the Borrower issued hereafter in both liquidation and distributions and the Borrower shall not be permitted to enter into any secured debt obligations without the prior written consent of the Lender, in its sole and absolute discretion.

7.	Prepayment.

Borrower may prepay the whole or any portion of this Note on any date, upon notice to Lender.

8.	Default and Remedies

If Borrower fails to pay principal and interest on the Maturity Date or to perform any of the agreements, conditions, covenants, provisions, or stipulations contained in this Note, then Lender, at its option and without notice to Borrower, may declare immediately due and payable the entire unpaid balance of principal with interest from the date of default at the rate of 12% per year and all other sums due by Borrower hereunder anything herein to the contrary notwithstanding.  Payment of this sum may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to Lender in this Note.  In that case, Lender also may recover all costs in connection with suit, a reasonable attorney’s fee for collection, and interest on any judgment obtained by Lender at the rate of 12% per year.

The remedies of Lender and the warrants provided in this Note shall be cumulative and concurrent, and they may be pursued singly, successively, or together at the sole discretion of Lender.  They may be exercised as often as occasion shall occur, and failing to exercise one shall in no event be construed as a waiver or release of it.

In addition to any other remedy set forth herein or under applicable law, the Lender shall be entitled to receive a minimum  of 50% of any financing proceeds received by Borrower from any offering, whether from equity, debt, or otherwise, and, subject to the Security Agreement and only after a default Lender shall receive 25% of the initial franchise fees received by Borrower upon the execution of a franchise agreement with any new franchisee of Borrower to offset the principal and interest amount hereunder out of any funds of Borrower.  All funds derived to Borrower from any such financing shall be paid to Lender within five (5) days of the closing of any financing of Borrower.

If Borrower defaults and Lender engages any attorney to enforce or construe any provision of this Note, or as a consequence of any default whether or not any legal action is filed, Borrower immediately shall pay on demand all reasonable attorneys’ fees and other Lender’s costs, together with interest from the date of demand until paid at the highest rate of interest then applicable to the unpaid principal, as if the unpaid attorneys’ fees and costs had been added to the principal.

9.	Waivers

(a)           Borrower and all endorsers, sureties, and guarantors jointly and severally waive presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest, notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note.  They agree that each shall have unconditional liability without regard to the liability of any other party and that they shall not be affected in any manner by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender.  Borrower and all endorsers, sureties, and guarantors consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by Lender with respect to the payment or other provisions of this Note, and they agree that additional borrowers, endorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

Lender shall not be considered by any act of omission or commission to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Lender, and then only

(a)           to the extent specifically set forth in writing.  A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

10.	Release.

Lender hereby remises, releases, and forever discharges the Borrower, its affiliates, subsidiaries, officers, directors, employees and agents of and from all, and all manner of, actions, causes of action, suits, proceedings, debts, dues, contracts, judgments, damages, claims, and demands whatsoever in law or equity, which the Lender ever had, now has, or which its successors or assigns, hereafter can, shall, or may have for or by reason of any matter, cause, or thing whatsoever, arising from the Lender’s participation as either a lender of Borrower  prior to the date hereof.

11.	Notices

All notices required under or in connection with this Note shall be delivered or sent by certified or registered mail, return receipt requested, postage prepaid, to the addresses set forth in Paragraph 1 hereof, or to another address that any party may designate from time to time by notice to the others in the manner set forth herein.  All notices shall be considered to have been given or made either at the time of delivery thereof to an officer or employee or on the third business day following the time of mailing in the aforesaid manner.

12.	Costs and Expenses

Borrower shall pay the cost of any revenue tax or other stamps now or hereafter required by law at any time to be affixed to this Note.

13.	No Partnership or Joint Venture

Nothing contained in this Note or elsewhere shall be construed as creating a partnership or joint venture between Lender and Borrower or between Lender and any other person or as causing the holder of the Note to be responsible in any way for the debts or obligations of Borrower or any other person.

14.	Interest Rate Limitation

Notwithstanding anything contained herein to the contrary, the holder hereof shall never be entitled to collect or apply as interest on this obligation any amount in excess of the maximum rate of interest permitted to be charged by applicable law.  If the holder of this Note ever collects or applies as interest any such excess, the excess amount shall be applied to reduce the principal debt; and if the principal debt is paid in full, any remaining excess shall be paid forthwith to Borrower. In determining whether the interest paid or payable in any specific case exceeds the highest lawful rate, the holder and Borrower shall to the maximum extent permitted under applicable law (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest; (b) exclude voluntary prepayments and the effects of these; and (c) spread the total amount of interest throughout the entire contemplated term of the obligation so that the interest rate is uniform throughout the term.  Nothing in this paragraph shall be considered to increase the total dollar amount of interest payable under this Note.

15.	Modification

In the event this Note is pledged or collaterally assigned by Lender at any time or from time to time before the maturity date, neither Borrower nor Lender shall permit any modification of this Note without the consent of the pledgee/assignee.

16.	Number and Gender

In this Note the singular shall include the plural and the masculine shall include the feminine and neuter gender, and vice versa, if the context so requires.

17.	Headings

Headings at the beginning of each numbered paragraph of this Note are intended solely for convenience of reference and are not to be construed as being a part of the Note.

18.	Time of Essence

Time is of the essence with respect to every provision of this Note.

19.	Governing Law

This Note shall be construed and enforced in accordance with the laws of the State of Florida, except to the extent that federal laws preempt the laws of the State of Florida.

IN WITNESS WHEREOF, Borrower has executed this Promissory Note on the date set forth above.

WILLING HOLDING, INC.

By:
Name:
Title:

SCHEDULE 1.3

Non-Assumed Liabilities

None.

SCHEDULE 1.4

Employees

Bennett, Rona

Bootwala, Mufaddal

Dohad, Micah

Exantus, Anathalie

Freeman, Althea

Gil, Jessica

Greenland, Gregory L.

Greenland, Michael G.

Klapper, Jon H.

LaRocca, Tamara E.

Mitchell, Patrica.

Rodriguez, Angela C.

Rowsell, John

Salem, Gaby

Salem, Mirella

Santiago, Elizabeth

Schwarzfeld, Noah

Turner, Steven A.

SCHEDULE 1.8

Other Excluded Assets

None.

SCHEDULE 3.1.6

Seller Litigation

None.

SCHEDULE 3.1.7

Validity of Contemplated Transactions

None.

SCHEDULE 3.1.9

Intellectual Property

(1)	All information systems, programs, software, websites, URLs domain names and documentation thereof which are used or intended to be used in the conduct of the Business.

(2)
All trade secrets and confidential business information, drawings, specifications, designs, plans, proposals, technical data, copyrightable work, financial, marketing and business data, pricing and cost information, business, customer and supplier lists.

(3)	All trademarks and service marks, including, but not limited to, those registered with the U.S. Patent & Trademark Office, more specifically:

Registration Nos.:  3195925,  3703165, 3710232
Application Serial Nos.: 85043833, 7789997

SCHEDULE 3.1.16

Undisclosed Liabilities

None.

SCHEDULE 3.2.6

Buyer Litigation

None.